Exhibit 99.1

              Hexcel Reports 2003 Second Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--July 21, 2003--Hexcel
Corporation (NYSE/PCX: HXL)

    Highlights:

    -- Net sales for quarter in constant currency at comparable level to second quarter, 2002

    -- Net income for quarter of $4.8 million with benefit of asset sales

    -- Total debt, net of cash, decreases by $21.9 million to $496.9 million

    --  Full year revenue outlook revised upwards



                                            Unaudited     Unaudited
                                          ----------------------------
                                        Quarter Ended Six Months Ended
                                             June 30,      June 30,
                                          ----------------------------
(In millions, except per share data)        2003   2002   2003   2002
----------------------------------------------------------------------

Net sales                                 $234.1 $221.2 $462.7 $443.3
Gross margin %                              20.3%  20.3%  20.2%  19.0%
Operating income                           $18.8  $19.5  $36.0  $32.8
Operating income %                           8.0%   8.8%   7.8%   7.4%
Other income (expense)                      $3.2   $9.8  $(0.8)  $9.8
Provision for income taxes (a)              $2.9   $3.1   $5.2   $5.6
Equity in losses of and write-down of
  an investment in affiliated companies    $(0.4) $(5.6) $(0.8) $(8.0)
Net income (loss)                           $4.8   $5.3   $1.6  $(3.9)
Deemed preferred dividends and accretion   $(3.0)     -  $(3.5)    $-
Net income (loss) available to common
 shareholders                               $1.8   $5.3  $(1.9) $(3.9)
Diluted net income (loss) per common share $0.05  $0.14 $(0.05)$(0.10)
----------------------------------------------------------------------
(a) The Company's tax provision primarily reflects taxes on foreign income. The Company continues to establish a non-cash valuation allowance attributable to currently generated U.S. net operating losses until such time as the U.S. operations have returned to consistent profitability.


    Hexcel Corporation (NYSE/PCX: HXL) today reported net sales for the second quarter, 2003 of $234.1 million as compared to $221.2 million for the 2002 second quarter. Had the same U.S. dollar, British pound and Euro exchange rates applied in the second quarter of 2003 as in the second quarter of 2002, revenues for the second quarter of 2003 would have been $12.1 million lower at $222.0 million.
    Net income for the quarter was $4.8 million compared to net income of $5.3 million for the same quarter of 2002. In the second quarter, 2003 the Company recorded other income of $3.2 million, while second quarter, 2002 results included a $9.8 million litigation gain. After reflecting deemed preferred dividends and accretion associated with our issuance in March 2003 of mandatorily redeemable convertible preferred stock, net income available to common shareholders for the second quarter of 2003 was $1.8 million, or $0.05 per diluted common share, compared to $0.14 per diluted common share for the second quarter of 2002.
    Gross margin for the second quarter of 2003 was $47.6 million compared with $44.8 million for the same period last year. In both periods, gross margin as a percentage of sales was 20.3%. Operating income for the second quarter of 2003 was $18.8 million as compared to $19.5 million for the same quarter last year. Business consolidation and restructuring expenses for the quarter were $0.7 million compared to $0.1 million in the second quarter of 2002. Depreciation expense for the quarter at $12.9 million was $1.2 million higher than the second quarter of 2002 expense of $11.7 million, due to the changes in exchange rates and accelerated depreciation associated with certain of the Company's restructuring actions.
    During the 2003 second quarter, the Company recognized a $1.8 million gain on the sale of certain assets and a $1.4 million gain resulting from the expiration of a contingent liability resulting from the prior sale of a business. In the second quarter 2002, reported results included a $9.8 million litigation gain in connection with a contract dispute arising from a prior acquisition. These items are reported as other income (see Table D). Excluding these nonrecurring items and business consolidation and restructuring expenses, the Company's pretax income for the second quarter of 2003 was $5.6 million, compared to pretax income of $4.3 million in the comparable 2002 quarter.
    The provision for income taxes was $2.9 million in the quarter compared to $3.1 million in the second quarter of 2002. The Company will continue to increase its tax provision rate through the establishment of a non-cash valuation allowance attributable to currently generated U.S. net operating losses until its U.S. operations have returned to consistent profitability.

    Chief Executive Officer Comments

    Commenting on Hexcel's second quarter results, Mr. David E. Berges, Chairman, President and Chief Executive Officer, said, "On a constant currency basis, our revenues this quarter were approximately the same as last year. Before the impact of higher depreciation and restructuring expenses, operating profitability improved year-on-year. We continue to focus on controlling cost with our headcount as of June 30, 2003 down to 4,180 employees, 2.5% lower than March 31, 2003 and 9.7% lower than June 30, 2002. Improvements in operating costs and productivity offset the impact of upward cost pressures in areas such as energy, insurance and pension expense."
    Mr. Berges continued, "We had another solid quarter of cash generation reducing total debt net of cash by almost $22 million. We will continue to focus on generating cash to reduce indebtedness and to provide the resources for future investment."
    Mr. Berges concluded, "After adjusting for changes in foreign exchange rates, our first half revenues came within 2% of last year, on the high end of our expectations. While we remain cautious due to uncertainty in some of our markets, we now expect revenues to be in the $850 - $900 million range if exchange rates continue at present levels. The impact of the changes in foreign exchange rates on operating profitability has been more modest. We estimate the year to date net impact on operating income to be insignificant; with the gross impact on reported revenues, expenses and working capital balances estimated to be greater."

    Revenue Trends

    While reported consolidated revenues for the quarter were 5.8% higher than the second quarter of 2002, in constant currency terms, they were at approximately the same level. Commercial aerospace revenues were lower in constant currency terms than last year primarily due to lower sales by the Structures business segment. Space and Defense revenues increased year-on-year in both the U.S. and Europe, in part due to demand from the F-22 and the Eurofighter programs. Our Industrial market showed pockets of both strength and weakness, while our Electronics market performed consistently with the past quarters.
    The second quarter is often the seasonally strongest revenue quarter of the year for the Company, while the third quarter is usually the Company's lowest revenue quarter due to factors including the European vacation period.

    Investments in Affiliated Companies

    Equity in losses of affiliated companies was $0.4 million for the second quarter of 2003, reflecting primarily losses reported by the Company's joint ventures in China and Malaysia as they continue to ramp up production of aerospace composite structures. Equity in losses of affiliated companies was $5.6 million in the second quarter of 2002, which included a non-cash write-down of $4.0 million. These losses by affiliated companies do not affect the Company's cash flows.
    In July 2003, the Company exercised its previously disclosed option to sell the remaining ownership interest in its Japanese electronics joint venture for $23.0 million in cash. Hexcel received the cash proceeds on July 14, 2003, and anticipates utilizing these proceeds to reduce debt. The Company expects to continue to work with its former joint venture partner on initiatives in the electronics business.

    Debt and Convertible Preferred Stock

    Total debt, net of cash, decreased in the quarter by $21.9 million to $496.9 million as of June 30, 2003. The cash inflow in the quarter resulted from operating profitability, $3.0 million of asset sales and reductions in working capital. Accounts receivable measured as days sales outstanding as of June 30, 2003 were comparable to the second quarter 2002. Inventory measured as days on hand at the end of the quarter was 7% lower than as of June 30, 2002.
    Interest expense during the quarter was $13.9 million compared to $15.3 million in the second quarter of 2002, reflecting, in part, lower debt balances after refinancing the Company's capital structure and lower interest rates (see Table C for details of the components of interest expense).
    Deemed preferred dividends and accretion relating to the mandatorily redeemable convertible preferred stock was $3.0 million in the second quarter of 2003. A description of the accounting for these securities can be found in the Company's Form 8-K filed on April 7, 2003.
    Hexcel will host a conference call at 11:00 A.M. EDT, tomorrow, Tuesday, July 22, 2003 to discuss the second quarter results and respond to questions. The telephone number for the conference call is
(719) 457-2655 and the confirmation code is 481265. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.
    Hexcel Corporation is the leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated 2003 full year consolidated revenues, the seasonality in quarterly revenues; cost reductions from business consolidation, restructuring and productivity programs together with their associated improvements; and the company's focus on generating cash and reducing total debt. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
---------------------------------------------------------------------
                                                  Unaudited
                                        -----------------------------
                                       Quarter Ended  Six Months Ended
                                            June 30,       June 30,
(In millions, except per share data)       2003   2002   2003   2002
---------------------------------------------------------------------
Net sales                               $ 234.1 $221.2 $462.7 $443.3
Cost of sales                             186.5  176.4  369.1  358.9
---------------------------------------------------------------------

 Gross margin                              47.6   44.8   93.6   84.4

Selling, general and administrative
 expenses                                  23.8   22.0   47.6   43.6
Research and technology expenses            4.3    3.2    8.6    7.2
Business consolidation and restructuring
 expenses                                   0.7    0.1    1.4    0.8
---------------------------------------------------------------------

 Operating income                          18.8   19.5   36.0   32.8

Interest expense                          (13.9) (15.3) (27.6) (32.9)
Other income (expense), net                 3.2    9.8   (0.8)   9.8
---------------------------------------------------------------------

 Income before income taxes                 8.1   14.0    7.6    9.7
Provision for income taxes                  2.9    3.1    5.2    5.6
---------------------------------------------------------------------

 Income before equity in losses             5.2   10.9    2.4    4.1
Equity in losses of and write-down of an
   investment in affiliated companies      (0.4)  (5.6)  (0.8)  (8.0)
---------------------------------------------------------------------

 Net income (loss)                          4.8    5.3    1.6   (3.9)
Deemed preferred dividends and accretion   (3.0)     -   (3.5)     -
---------------------------------------------------------------------
 Net income (loss) available to
   common shareholders                  $   1.8 $  5.3 $ (1.9)$ (3.9)
---------------------------------------------------------------------

Net income (loss) per common share:
 Basic                                  $  0.05 $ 0.14 $(0.05)$(0.10)
 Diluted                                $  0.05 $ 0.14 $(0.05)$(0.10)

Weighted-average common shares
 outstanding (a):
  Basic                                    38.6   38.4   38.6   38.4
  Diluted                                  39.3   39.1   38.6   38.4
---------------------------------------------------------------------
(a) Approximately 0.7 million stock options, as if converted, were included in the computation of diluted net income per common share for the quarters ended June 30, 2003 and 2002, respectively. The Company's convertible subordinated notes, due 2003 and convertible subordinated debentures, due 2011, were excluded from the computations of diluted net loss per common share for the quarters ended and six months ended June 30, 2003 and 2002, as they were antidilutive. The convertible subordinated notes, due 2003, were excluded for the quarter ended June 30, 2003 as they were repaid in full in March 2003. In addition, the Company's mandatorily redeemable convertible preferred stock issued on March 19, 2003 was excluded from the quarter and six months ended June 30, 2003 computations of diluted net loss per common share, as it was antidilutive.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
---------------------------------------------------------------------
                                                     Unaudited
                                               ----------------------
                                                June 30,  December 31,
(In millions, except per share data)              2003        2002
---------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                       $   29.9   $    8.2
 Accounts receivable, net                           146.3      117.3
 Inventories, net                                   126.2      113.6
 Prepaid expenses and other assets                   14.2        9.2
---------------------------------------------------------------------
 Total current assets                               316.6      248.3

Property, plant and equipment                       658.2      642.8
Less accumulated depreciation                      (359.6)    (333.4)
---------------------------------------------------------------------
 Net property, plant and equipment                  298.6      309.4

Goodwill, net                                        75.4       74.4
Investments in affiliated companies                  32.0       34.0
Other assets                                         45.1       42.0
---------------------------------------------------------------------

Total assets                                     $  767.7   $  708.1
---------------------------------------------------------------------


Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Notes payable and current maturities of
  capital lease obligations                      $    9.0   $  621.7
 Accounts payable                                    72.6       54.9
 Accrued liabilities                                100.0      102.5
---------------------------------------------------------------------
 Total current liabilities                          181.6      779.1

Long-term notes payable and capital lease
 obligations                                        517.8          -
Other non-current liabilities                        59.8       56.4
---------------------------------------------------------------------
Total liabilities                                   759.2      835.5

Mandatorily redeemable convertible preferred
 stock, 0.125 shares of series A and
  0.125 shares of series B authorized, issued
   and outstanding at June 30, 2003                  99.9          -

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares of
 stock authorized, no shares issued or outstanding      -          -
Common stock, $0.01 par value, 200.0 shares of
 stock authorized, and 39.9 shares
  issued and outstanding at June 30, 2003,
   and 100.0 shares of stock authorized,
    and 39.8 shares issued and outstanding at
     December 31, 2002                                0.4        0.4
Additional paid-in capital                          309.0      288.2
Accumulated deficit                                (379.9)    (381.5)
Accumulated other comprehensive loss                 (7.4)     (21.2)
---------------------------------------------------------------------
                                                    (77.9)    (114.1)
Less - Treasury stock, at cost, 1.3 shares at
 June 30, 2003
   and at December 31, 2002                         (13.5)     (13.3)
---------------------------------------------------------------------
Total stockholders' equity (deficit)                (91.4)    (127.4)
---------------------------------------------------------------------

Total liabilities and stockholders' equity
 (deficit)                                       $  767.7   $  708.1
---------------------------------------------------------------------


Total debt, net of cash                          $  496.9   $  613.5
---------------------------------------------------------------------




Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                  Unaudited
                                        ------------------------------
                                       Quarter Ended  Six Months Ended
                                            June 30,       June 30,
(In millions)                             2003   2002     2003   2002
----------------------------------------------------------------------

Cash flows from operating activities
 Net income (loss)                      $  4.8 $  5.3  $   1.6 $ (3.9)
 Reconciliation to net cash provided by
  operating activities:
  Depreciation                            12.9   11.7     25.4   23.5
  Amortization of debt discount and
   deferred financing costs                0.8    1.0      1.8    2.0
  Deferred income taxes                    1.0   (0.1)     1.2    0.1
  Business consolidation and
   restructuring expenses                  0.7    0.1      1.4    0.8
  Business consolidation and
   restructuring payments                 (2.7)  (5.4)    (5.5) (14.8)
  Equity in losses of and write-down of
   an
   investment in affiliated companies      0.4    5.6      0.8    8.0
  Working capital changes and other        5.1   18.6    (16.3)  10.0
----------------------------------------------------------------------
 Net cash provided by operating
  activities                              23.0   36.8     10.4   25.7
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                     (4.7)  (3.4)    (7.0)  (5.2)
 Other                                     4.0    0.8      4.0    0.8
----------------------------------------------------------------------
 Net cash used for investing activities   (0.7)  (2.6)    (3.0)  (4.4)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from (repayments of) senior
  secured credit
   facilities, net                        (3.8)     -      8.2      -
 Proceeds from issuance of 9-7/8% senior
  secured notes,
   net of discount                           -      -    123.7      -
 Repayments of senior credit facility,
  net                                        -  (34.2)  (179.7) (26.0)
 Redemption of 7% convertible
  subordinated notes                         -      -    (46.9)     -
 Repayments of capital lease obligations
  and
   other debt, net                        (1.4)  (2.5)    (0.4)  (4.4)
 Proceeds from issuance of mandatorily
  redeemable
   convertible preferred stock               -           125.0      -
 Issuance costs related to debt and
  equity offerings                           -      -    (14.1)     -
 Activity under stock plans                  -      -      0.1    0.1
----------------------------------------------------------------------
 Net cash provided by (used for)
  financing activities                    (5.2) (36.7)    15.9  (30.3)
                                        ------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                     (0.3)   2.7     (1.6)   1.3
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                              16.8    0.2     21.7   (7.7)
Cash and cash equivalents at beginning
 of period                                13.1    3.7      8.2   11.6
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $ 29.9 $  3.9  $  29.9 $  3.9
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                    $  1.3 $  4.9  $  25.8 $ 30.5
  Cash taxes paid, net of refunds       $  2.8 $ (1.5) $   5.6 $ (0.5)
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries                           Table A
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                           Unaudited
                          --------------------------------------------
                        Commercial           Space &
(In millions)           Aerospace Industrial Defense Electronics Total
----------------------------------------------------------------------

Second Quarter 2003 Net
 Sales
Reinforcements             $   13.3     $34.4   $   -    $13.5 $ 61.2
Composites                     72.3      37.0    44.9        -  154.2
Structures                     15.8         -     2.9        -   18.7
----------------------------------------------------------------------
Total                         101.4      71.4    47.8     13.5  234.1
                           $     43%    $  31%  $  20%   $   6%$  100%
----------------------------------------------------------------------

First Quarter 2003 Net Sales
Reinforcements             $   13.5     $29.8   $   -    $14.6 $ 57.9
Composites                     74.2      37.0    36.3        -  147.5
Structures                     18.2         -     5.0        -   23.2
----------------------------------------------------------------------
Total                                    66.8    41.3     14.6  228.6
                           $105.947%    $  29%  $  18%   $   6%$  100%
----------------------------------------------------------------------

Second Quarter 2002 Net
 Sales
Reinforcements             $   13.6     $30.5   $   -    $14.5 $ 58.6
Composites                     67.9      35.0    34.8        -  137.7
Structures                     20.9         -     4.0        -   24.9
----------------------------------------------------------------------
Total                         102.4      65.5    38.8     14.5  221.2
                           $     46%    $  30%  $  18%   $   6%$  100%
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries                            Table B
Segment Data
----------------------------------------------------------------------
                                         Unaudited
                      ------------------------------------------------
                                                      Corporate
(In millions)    Reinforcements Composites Structures & Other(a) Total
----------------------------------------------------------------------

Second Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers    $ 61.2 $154.2 $18.7 $   - $234.1
  Intersegment sales                   21.2    4.0     -     -   25.2
----------------------------------------------------------------------
    Total sales                        82.4  158.2  18.7     -  259.3

  Operating income (loss)               5.6   20.2  (0.1) (6.9)  18.8
  Depreciation                          4.2    8.2   0.5     -   12.9
Business consolidation and
   restructuring expenses               0.1    0.5   0.1     -    0.7
  Capital expenditures                  1.3    3.3   0.1     -    4.7
----------------------------------------------------------------------

First Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers    $ 57.9 $147.5 $23.2 $   - $228.6
  Intersegment sales                   23.0    5.3     -     -   28.3
----------------------------------------------------------------------
    Total sales                        80.9  152.8  23.2     -  256.9

  Operating income (loss)               3.9   18.8   1.2  (6.7)  17.2
  Depreciation                          4.3    7.6   0.6     -   12.5
Business consolidation and
   restructuring expenses               0.1    0.6     -     -    0.7
  Capital expenditures                  1.3    1.0     -     -    2.3
----------------------------------------------------------------------

Second Quarter 2002
----------------------------------------------------------------------
  Net sales to external customers    $ 58.6 $137.7 $24.9 $   - $221.2
  Intersegment sales                   18.1    4.9     -     -   23.0
----------------------------------------------------------------------
    Total sales                        76.7  142.6  24.9     -  244.2

  Operating income (loss)               6.3   19.1   0.4  (6.3)  19.5
  Depreciation                          4.0    7.0   0.7     -   11.7
Business consolidation and
   restructuring expenses              (0.5)   0.5   0.1     -    0.1
  Capital expenditures                  1.3    2.0   0.1     -    3.4
----------------------------------------------------------------------
(a) The Company does not allocate corporate expenses to its business segments.




Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                Unaudited
                                    ----------------------------------
                                       Quarter Ended  Six Months Ended
                                           June 30,        June 30,
(In millions)                           2003   2002     2003     2002
----------------------------------------------------------------------

Interest on debt instruments         $  12.7  $13.8   $ 24.9 $   28.2
Banking, commitment and other fees       0.4    0.5      0.9      2.7
Amortization of financing costs and
 discounts (non-cash)                    0.8    1.0      1.8      2.0
----------------------------------------------------------------------
Interest Expense                     $  13.9  $15.3   $ 27.6 $   32.9
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries                            Table D
Schedule of Other Income (Expense)
----------------------------------------------------------------------
                                                 Unaudited
                                     ---------------------------------
                                       Quarter Ended  Six Months Ended
                                           June 30,      June 30,
(In millions)                           2003    2002    2003   2002
----------------------------------------------------------------------

Gain on sale of assets                   $  1.8   $   -   $ 1.8  $  -
Gain on expiration of contingent
 liability                                  1.4       -     1.4     -
Loss on early retirement of debt              -       -    (4.0)    -
Litigation gain                               -     9.8       -   9.8
----------------------------------------------------------------------
Other Income (Expense), net              $  3.2   $ 9.8   $(0.8) $9.8
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Debt
----------------------------------------------------------------------
                                                       Unaudited
                                                 ---------------------
                                                 June 30, December 31,
(In millions)                                      2003       2002
----------------------------------------------------------------------
Senior Secured Credit Facility, due 2008          $   8.2   $       -
Senior Credit Facility, due 2005                        -       179.7
European credit and overdraft facilities              2.6         0.2
9.875% Senior secured notes, due 2008, net of
 unamortized discount
  of $1.2 as of June 30, 2003                       123.8           -
9.75% Senior subordinated notes, due 2009, net of
 unamortized discount
  of $1.1 as of June 30, 2003, and $1.2 as of
   December 31, 2002                                338.9       338.8
7.0% Convertible subordinated notes, due 2003           -        46.9
7.0% Convertible subordinated debentures, due
 2011                                                22.7        22.7
----------------------------------------------------------------------
Total notes payable                                 496.2       588.3
Capital lease obligations                            30.6        33.4
----------------------------------------------------------------------
Total notes payable and capital lease obligations $ 526.8   $   621.7
----------------------------------------------------------------------

Cash and cash equivalents                            29.9         8.2
----------------------------------------------------------------------
Net Debt                                          $ 496.9   $   613.5
----------------------------------------------------------------------

    CONTACT: Hexcel Corporation, Stamford, CT
             Investors:
             Stephen C. Forsyth, 203/969-0666 ext. 425 stephen.forsyth@hexcel.com or
             Media:
             Michael Bacal, 203/969-0666 ext. 426
             michael.bacal@hexcel.com